UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
July 26, 2006

Date of Report (Date of earliest event reported)
FIRST COMMUNITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989

(Address of principal executive offices)	(Zip Code)
(276) 326-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
On July 26, 2006, First Community Bancshares, Inc. (the “Company”) held a conference call to discuss its financial results for the quarter ended June 30, 2006. The conference call was previously announced in the earnings release dated July 25, 2006. The following are the prepared remarks.
John M. Mendez, Chief Executive Officer –
Good morning and welcome to our second quarter conference call. We appreciate your continued interest in First Community Bancshares and its financial and strategic progress. Following some opening remarks and a brief overview of the company and the second quarter we will be joined by David Brown, our Chief Financial Officer who will provide additional analysis of the financial results for the recently completed quarter. Following David’s remarks we will be happy to take questions from registered callers.
First let me say that we are pleased with our results for the second quarter of 2006. We believe that it takes us a step closer to achieving what we have outlined as some key financial objectives. Dave will address some of the particulars of these initiatives including our focus on efficiency, led by our control of FTE’s, as well as other expense control measures.
With all financial institutions facing margin pressures, we, like others are going through a rationalization of all operating costs and continually looking for efficiency opportunities. We have been fortunate to be in a position to consolidate a number of operating activities and achieve savings in personnel and other operating costs which have expanded over time as we have brought new branches and acquisitions on board. We are now beginning to see some of the fruits of those consolidation efforts. We have also implemented a new hiring process which has challenged both our corporate group and our branch network to better justify new hire requests.
In the second quarter of 2006 and for the first half of the year we have also seen consistent profitability from our newest offices in Winston-Salem and our Loan Production Offices in Charlotte North Carolina. This follows a two a half year period of development stage operations. So we now count those offices as contributors.
Many of you are aware of our plans to expand further in the Winston-Salem and Richmond markets. At this time we are progressing with those plans, although slightly behind in our development plan. We have acquired ground in two locations in Winston-Salem and in one location in the Richmond area. The Winston locations are in the final stages of the permitting process and we have final plans for those branch facilities in Oliver’s Crossing on Route 150 South, just below Winston-Salem and at 1455 River Ridge Drive in Clemmons, NC just west of Winston. Bids were opened yesterday and will be awarded this week, with construction to begin immediately. This would put those branches on an opening schedule for late fourth quarter of this year or perhaps early in the first quarter of 2007.
The Richmond area branch is planned for the Mechanicsville area in Hanover County. This site has been acquired and facility plans are slated for planning authority review in the coming weeks. Accordingly, this branch opening is anticipated for early 2007.
A Beckley, West Virginia area branch expansion is also under way in Daniels, West Virginia. We broke ground this week on that new construction and look forward to a late 2006 opening of that new branch in Raleigh County, West Virginia. This branch should provide convenience for banking customers and new accounts in the attractive residential areas of Raleigh County just southeast of our two existing branches in Beckley, West Virginia. The location in Daniels is adjacent to Glade Springs, a 4,000 acre resort and upscale residential community, as well as Flat Top Lake.
Finally, we are nearing completion of drawings for our planned branch in Summersville West Virginia on Route 19 in the Northside Plaza. This new branch will add convenience to our Nicholas County branch network and complement our existing branch in Summersville and is projected to open in spring of 2007.
On June 26 we completed the sale of our Drakes Branch banking center in Drakes Branch, Virginia. This was the second in a series of three planned branch sales for banking centers which did not add strategic value to the company’s network due to their remote locations and weaker demographics. The third branch slated for sale is the Rowlesburg, West Virginia branch in Preston County. This branch sale to Clear Mountain Bank in Bruceton Mills is scheduled for September. In the financial review Dave will have information on earnings and financial statement impact.
Asset quality remains excellent with delinquencies at a very low level, 45 basis points at June 30, 2006. This appears to be a record low for this important indicator. Non-performing loans also remained low at 22 basis points for non-accrual loans. Our coverage of non-performing loans remains very strong as well at 501%. We believe that our credit processes support strong asset quality and we are very pleased with the impact this has had on our operations and our ability to reduce loan loss provisions over the last year.
Overall our operating strategy remains unchanged. We continue to work on build out of our branch networks in Virginia and North Carolina through new branch activities. We also believe that acquisitions will ultimately be required to achieve an appropriate level of market presence and we continue to search for partners that provide an appropriate fit in those regions.
Our financial results, we believe, provide evidence of the viability of our plan and our financial goals. Continued consolidation and rationalization of costs should support earnings for the remainder of the year and into 2007. We will be reliant on growth in resources and some improvement in the yield curve to maintain interest margins.
With that I would like to turn the call over to Dave Brown who will discuss the quarterly results in greater detail.
David D. Brown, Chief Financial Officer –
Thank you, John. We did have an excellent quarter, reporting record net income of $7.3 million, or 65 cents a share, for the quarter. Year-to-date net income was $14.1 million, or $1.25 per share.
Quarterly return figures were return on average assets of 1.47% and return on average equity of 14.74%. ROA was up 16 basis points from a year ago and ROE was up 155 basis points from 2005.
Year-to-date return on assets was 1.45%, up 14 basis points from 2005. Return on equity came in at 14.42%, up 133 basis points from 2005.
On a core basis, quarterly net income was approximately $7 million, or 62 cents per share. Year-to-date core net income was $13.4 million, or $1.19 per share.
We saw strong increases in interest income compared to second quarter 2005; however increases in interest expense have outpaced increases in interest income almost 3 to 1.
Despite those increases in interest cost we were able to keep margin at a strong 4.28%.

During June, we completed the sale of the Drakes Branch, Virginia, banking office. That sale resulted in net gains of approximately $702 thousand pre-tax. Deconversion plans are beginning for the Rowlesburg, West Virginia, office, and after regulatory approvals, we anticipate closing that transaction late in the year. We estimate realizing net gain of approximately $325 thousand on the Rowlesburg transaction.
These two branch divestitures complete our current strategic branch review.
Most notably, we have been able to reign in some of the escalating salaries and benefits expenses. Total salaries and benefits are down $1.1 million on a linked-quarter basis and down $670 thousand from second quarter 2005.
We have reduced the number of full-time equivalent employees to 644 at June 30, 2006, from 716 at December 31, 2005. That’s a decrease of 72 FTE in just six months. Much of that reduction has come as a result of our operations consolidation efforts, but we have seen reductions in overall staffing levels. Our efforts have resulted in a roughly $150 thousand decrease in monthly salaries and benefits costs.
At quarter end, we were just below $3.1 million in assets per FTE. That is a great increase from year-end at roughly $2.75 million assets per FTE.
We expect that we will be able to maintain this level of staffing for the next quarter or so, but expect some minor increases as we get ready to bring new branches on line towards the end of 2006.
Our overall expense control measures have driven our efficiency down to just over 50% for the second quarter.
As John mentioned earlier, credit quality does remain strong. At June 30, we had a 5 time coverage ratio, loan loss reserve was 112 basis points of loans, and delinquency was at 45 basis points of loans. Annualized year-to-date charge-offs were 19 basis points of loans, down significantly from last year at 27 basis points of loans.
We also continue to be pleased with the results from the Piedmont region in North Carolina. North Carolina de novo branches and loan production offices are all contributing quite nicely. We have all but the smallest LPO in that region showing net income for the year. Year-to-date those offices have contributed roughly $400 thousand pre-tax compared to a loss of over $200 thousand last year. Roughly a third of our growth in core earnings has come from that region.
Adding to the already good results we have seen in Charlotte, we recently moved a very strong loan officer to that market that is doing an excellent job of expanding our presence.
That wraps it up for the financial review, John.
During a question and answer session, the Company disclosed the following additional information:
•	Management is not currently focusing on expansion efforts in the Hampton Roads area of Virginia.
•	Loan production results for the first and second quarters of 2006 were approximately $169 million and $194 million, respectively.

This Current Report on Form 8-K contains forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.
In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.

Date: July 26, 2006	By:	/s/ David D. Brown

David D. Brown Chief Financial Officer